SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

SCHEDULE 14D-9
(RULE 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934
_________________________
CEPHALON, INC.
(Name of Subject Company)
_________________________
CEPHALON, INC.
(Name of Person(s) Filing Statement)
_________________________
Common Stock, Par Value $0.01 Per Share
(including the associated Series A Junior
Participating Preferred Stock Purchase Rights)
(Title of Class of Securities)
_________________________

156708109
(CUSIP Number of Class of Securities)
_________________________
Gerald J. Pappert
Executive Vice President, General Counsel and Secretary
Cephalon, Inc.
41 Moores Rd.
Frazer, Pennsylvania 19355
(610) 344-0200

(Name, Address and Telephone Number of Person authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)
_________________________
With copies to:

Eileen T. Nugent, Esq.
Neil P. Stronski, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

[ X]   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.